EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Annual Report on Form 10-K of our report dated April 5th, 2011, on our audit of the consolidated financial statements of Shades Holdings, Inc. as of December 31, 2010 and 2009.

MEEKS INTERNATIONAL, LLC

/s/ Meeks International, LLC

Tampa, Florida
April 15, 2011